Exhibit 99.4

KEEMO FASHION GROUP LIMITED

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMPREHENSIVE LOSS

FOR THE YEAR ENDED JULY 31, 2024

(Currency expressed in United States Dollars (“US$”), except for number of shares or otherwise stated)

	Historical
	Keemo Fashion Group Limited	GW Reader Sdn Bhd	Pro Forma Adjustments		Pro Forma Combined

REVENUE	$21,522	$102,316	$-		$123,838

COST OF REVENUE	(10,936)	(14,184)	-		(25,120)

GROSS PROFIT	$10,586	$88,132	$-		$98,718

OPERATING EXPENSES
General and administrative	(52,861)	(337,242)	(7,800)	(a)	(397,903)

LOSS FROM OPERATION BEFORE INCOME TAX	(42,275)	(249,110)	(7,800)	(a)	(299,185)

INTEREST INCOME	-	-	-		-

LOSS BEFORE INCOME TAX	$(42,275)	$(249,110)	$-		$(299,185)

INCOME TAX EXPENSES	-	-	-		-

NET LOSS	$(42,275)	$(249,110)	$-		$(299,185)

OTHER COMPREHENSIVE LOSS	-	(5,229)	-		(5,229)

TOTAL COMPREHENSIVE LOSS	(42,275)	(254,339	-		(304,414)

NET LOSS PER SHARE, BASIC AND DILUTED	(0.00)	(0.00)	(0.00)		(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	55,000,0000	55,000,000	55,000,000		55,000,000

KEEMO FASHION GROUP LIMITED

NOTES TO UNAUDITED PRO FORMA CONDENSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED JULY 31, 2024

(Currency expressed in United States Dollars (“US$”), except for number of shares or otherwise stated)

Note 1 Basis of preparation

The accompanying unaudited pro forma consolidated income statement for the year ended July 31, 2024, has been prepared to illustrate the effect of the acquisition of GW Reader Sdn. Bhd. (“GW Reader”) by Keemo Fashion Group Limited (“Keemo” or the “Company”).

Note 2 Pro Forma Adjustment

(a) The unaudited pro forma condensed statement of comprehensive loss reflects a pro forma adjustment of $7,800, representing the net loss incurred by GW Reader Holding Limited (“GW Holding”) for the period from its incorporation through the acquisition date. This adjustment has been included to present the results of operations of the combined entities as if the acquisition of GW Holding had occurred at the beginning of the period presented.